UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements are provided for informational purposes only and do not purport to represent what the actual combined results of operations or the combined financial position of the combined company would be had the Merger occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited combined financial statements do not reflect any cost savings or synergies that the management of Interactive Motion Technologies Inc. and Bionik Laboratories Corp. could have achieved if they were together through this period.

The unaudited pro forma combined statements of operations for the periods presented give effect to the Merger as if they had been consummated on January 1, 2015 the start of the December 31, 2015 year end.

The unaudited pro forma balance sheets give effect to the Merger as if they had occurred on the dates of those balances sheets.

The effects of the Merger have been prepared using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

We describe the assumptions underlying the pro forma adjustments in the accompanying notes, which should also be read in conjunction with these unaudited pro forma financial statements. Please read this information in conjunction with:

  The audited financial statements of Interactive Motion Technologies Inc. at December 31, 2015 and 2014.

  The audited financial statements of Bionik Laboratories Corp. incorporated from its Annual Report on Form 10-K at December 31, 2015 and 2014.

Bionik Laboratories Corp.

Proforma Balance Sheet

December 31, 2015

	Bionik	IMT	Proforma adjustments		Consolidated
Current Assets
Cash	6,617,082	17,672	(80,000)	d	6,486,004
			(68,750)	e
Accounts Receivable, net	-	430,935			430,935
Loans receivable	307,459		(307,459)	c	-
Due from related parties	38,554				38,554
Inventories		138,156			138,156
Prepaid expenses and other current assets	188,217	32,522			220,739
	7,151,312	619,285	(456,209)		7,314,388
Property and equipment, net	87,103	8,690			95,793
Other assets	-	3,864			3,864
			80,000	d
			68,750	e
			1,573,229	f
Unallocated purchase price			23,177,000	a	24,898,979
Total Assets	7,238,415	631,839	24,442,770		32,313,024

Current Liabilities
Accounts Payable	134,718	604,451			739,169
Loans payable to Bionik Laboratories Corp	-	300,000	(300,000)	c	-
Accrued expenses and other current liabilities	57,840	530,502	(7,459)	c	580,883
Demand notes payable to officers/directors	-	268,360			268,360
Customer deposits	-	188,187			188,187
Promissory note payable, current portion	-	200,000			200,000
Credit facility payable		199,886			199,886
Warrant derivative liability	6,067,869				6,067,869
	6,260,427	2,291,386	(307,459)		8,244,354

Stockholders' deficit
Series A redeemable, convertible preferred stock	-	5,087,352	(5,087,352)	b	-
Special Voting Preferred stock	-				-
Common shares	72,428	15,528	(15,528)	b	-
			1,573,229	f	-
			(1,659,547)	b
			23,177,000	a	23,163,110
Additional paid in capital	11,412,399	1,874,513	(1,874,513)	b	11,412,399
Shares to be issued	98,900	-			98,900
Accumulated deficit	(10,647,888)	(8,636,940)	8,636,940	b	(10,647,888)
Accumulated other comprehensive income	42,149				42,149
Total stockholders' deficit	977,988	(1,659,547)	24,750,229		24,068,670
					-
Total liabilities and Stockholders deficit	7,238,415	631,839	24,442,770		32,313,024

(a) On April 21, 2016, Bionik issued or reserved for issuance 23,650,000 share of common stock valued at $24,898,979 which has been accounted for as unallocated purchase price which will be allocated within 365 days of the closing of the transaction

(b) Eliminates the capital stock, additional paid in capital and deficit of IMT

(c) Eliminates the loan of $300,000 plus accrued interest

(d) Bionik sent IMT $80,000 for closing costs before the transaction closed

(e) Bionik loaned an additional $68,750 to IMT on March 7, 2016

(f) Reflects revalued vested options recorded as share based compensation at the date of the Merger of approximately $1,573,229

Bionik Laboratories Corp.

Proforma Operations Statement

31-Dec-15

	Bionik	IMT	Proforma Adjustments		Consolidated
Revenue	-	2,005,837			2,005,837
Cost of revenue	-	1,411,474			1,411,474
Gross profit	-	594,363			594,363
					-
Operating expenses					-
Research & development	1,489,483	207,290			1,696,773
Sales and marketing	-	240,219			240,219
General and administrative	2,666,669	1,217,718	(10,124)	1
			(411,542)	3	3,462,721
Share based compensation	1,709,230	-			1,709,230
Depreciation	59,479	-	10,124	1	69,603
	5,924,861	1,665,227			7,178,546
Net loss from operations	(5,924,861)	(1,070,864)			(6,584,183)
					-
Other income (expenses)					-
Interest expenses	(3,018)	(79,917)	9,099	2	(73,836)
Other income	33,974	-	(9,099)	2	24,875
Foreign exchange loss	(184,125)				(184,125)
Change in fair value of warrant derivative liability	484,124				484,124
Total other (income) expenses	330,955	(79,917)			251,038

Net loss for the period	(5,593,906)	(1,150,781)			(6,333,145)
Foreign Exchange translation adjustment	24,799	-			24,799
Net loss and comprehensive loss for the period	(5,569,107)	(1,150,781)			(6,308,346)

1. To reclassify IMT depreciation for consistency of financial statement presentation

2. To eliminate interest expense from IMT and other income in Bionik on loans between the two companies

3. To eliminate IMT share based compensation

Bionik Laboratories Corp.

Notes to Pro Forma Combined Financial Statements

(Expressed in US $)

(Unaudited)

1.	The Transaction

On April 21, 2016, Bionik Laboratories Corp. (“Bionik”), a Delaware corporation entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Interactive Motion Technologies Inc., a Massachusetts corporation (“IMT”) and Bionik Mergerco Inc., a Massachusetts corporation and a wholly owned subsidiary of Bionik (“Merger Subsidiary”), providing for the merger (“Merger”) of Merger Subsidiary with and into IMT, with IMT surviving the Merger as a wholly-owned subsidiary of Bionik.

Subject to the indemnification and escrow arrangements described in the Merger Agreement, Bionik will issue (or reserve for issuance) an aggregate of 23,650,000 shares of Company Common Stock in exchange for all shares of IMT Common Stock and IMT Preferred Stock outstanding immediately prior to the effective time (other than shares (i) held in treasury or (ii) held by persons who properly exercise appraisal rights under Massachusetts law).

Bionik will also assume each of the 3,895,000 options to acquire IMT Common Stock granted under IMT’s equity incentive plan or otherwise issued by IMT. These options will represent the right to purchase an aggregate of 3,000,000 shares of Company Common Stock, of which 1,000,000 will have an exercise price of $0.25, 1,000,000 will have an exercise price of $0.95 and 1,000,000 will have an exercise price of $1.05. At the date of the Merger, the options were revalued and share based compensation of approximately $1,573,229 has been recorded related to the vesting of these stock options.

During review and due diligence of IMT prior to the execution of the Merger Agreement, the Company loaned an aggregate of $300,000 to IMT, which loans were secured by certain of its assets of IMT. On March 7, 2016, the Company loaned an additional $68,750 to IMT to fund certain of its expenses in contemplation of the closing of the Merger. The loan matures upon the earlier to occur of (a) the termination date of the Merger Agreement and (b) the effective date of the Merger.

The Company also advanced IMT $80,000 for closing costs before the April 21, 2016 closing.

As a result of the Merger Agreement, as of April 21, 2016, Bionik has outstanding:

(i)	50,000,000 Exchangeable Shares of common stock held by its existing shareholders;
(ii)	22,591,302 shares of common stock held by its existing shareholders;
(iii)	23,650,000 shares of common stock issued or issuable to IMT Shareholders; and
(iv)	3,000,000 additional stock options issued to employees of IMT.

Bionik Laboratories Corp.

Notes to Pro Forma Combined Financial Statements

(Expressed in US $)

(Unaudited)

2.	Basis of Presentation

The unaudited pro forma combined financial information for Bionik as at and for the year ended December 31, 2015 has been prepared by management to reflect the Merger of Bionik and IMT as described in note 1.

Certain adjustments have been made while combining the two companies which are detailed in note 3. The pro forma adjustments are based on available information and assumptions that Bionik believes are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma combined financial statement of operations year ended December 31, 2015 have been prepared as if the Merger happened at January 1, 2015.

Consideration of $24,898,979 has not yet been allocated. The Company has not completed the identification of the assets acquired and liabilities assumed or the related valuation work necessary to arrive at any estimate of fair value or preliminary purchase price allocation. The initial accounting for the acquisition is incomplete however the Company will provide this information within 365 days of the closing of the transaction.

3.	Pro Forma Assumptions and Adjustments

The unaudited pro forma combined financial statements give effect to the following assumptions and adjustments:

(a)	On April 21, 2016, Bionik issued or reserved for issuance 23,650,000 shares of common stock, for net proceeds of $23,177,000.

(b)	Eliminates the capital stock, additional paid in capital and deficit of IMT.

(c)	Eliminates the loan to IMT of $300,000 plus accrued interest.

(d)	Reflects the closing costs of $80,000 sent to IMT before close of the transaction.

(e)	Reflects the loan to IMT of $68,750 made March 7, 2016.

(f)	Reflects revalued vested options recorded as share based compensation at the date of the Merger of approximately $1,573,229